DERMA SCIENCES ACQUIRES 7.3% OF COMVITA TO SUPPORT VERTICAL INTEGRATION OF KEY COMPONENT IN MEDIHONEY® PRODUCTS

Edward J. Quilty joins Comvita board of directors

PRINCETON, N.J. (September 4, 2013) – Derma Sciences, Inc. (Nasdaq: DSCI), a medical device and pharmaceutical company focused on advanced wound care, today announced a $7.0 million strategic investment in Comvita Limited (NZX: CVT), a global natural health and beauty products company based in New Zealand, with the purchase of approximately 2.3 million newly issued common shares. In conjunction with this investment, which represents 7.3% of Comvita’s outstanding shares, Edward J. Quilty, Derma Sciences’ chairman and chief executive officer, has been named to Comvita’s board of directors.

The use of proceeds will support Comvita’s apiary acquisition and harvest modernization strategy to ensure sufficient supply of medical grade Manuka honey to meet the growing demand for Derma Sciences’ MEDIHONEY® product line.

“This strategic investment by Derma Sciences cements the relationship between our two companies in a very meaningful way and ensures an alignment of our shared longer-term interests in further developing Comvita’s Manuka honey business,” said Brett Hewlett, Comvita’s chief executive officer. “The acquisition of strategically located apiary businesses has been important to Comvita in providing supply surety and meeting the growing global demand for medical-grade honey.”

Mr. Quilty said, “With the rapid growth of our MEDIHONEY products, Manuka honey now is our single largest raw material purchase and it is imperative that we maintain control over supply and costs. MEDIHONEY is an anchor product in our Advanced Wound Care (AWC) segment, with sales growth of approximately 50% in the second quarter. Our expectations are for continued growth for the foreseeable future in both professional wound care and over-the-counter channels. By making this investment, and by my joining the Comvita board, we anticipate having greater influence on the future cost and supply around our leading brand. Our strategic goal at Derma Sciences is to continue to grow our AWC business by 30% to 40% annually and develop our DSC127 drug platform. We believe we have adequate working capital on hand to support our current programs,” Mr. Quilty added.

In February 2010, Derma Sciences licensed exclusive worldwide rights from Comvita for the MEDIHONEY professional wound and skin care products. Current MEDIHONEY products include MEDIHONEY Calcium Alginate Dressing, MEDIHONEY Paste, MEDIHONEY Gel, MEDIHONEY HCS and MEDIHONEY Honeycolloid™. In addition, Derma Sciences makes over-the-counter private-label, honey-based dressings for a leading U.S. pharmacy chain.

About Derma Sciences, Inc.

Derma Sciences is a medical technology company focused on three segments of the wound care marketplace: pharmaceutical wound care products; advanced wound care dressings to address chronic wounds including diabetic ulcers; and traditional dressings. The Company has begun Phase 3 clinical trials in diabetic foot ulcer healing with DSC127, based on excellent Phase 2 data. Its MEDIHONEY® product is the leading brand of honey-based dressings for the management of wounds and burns. The product has been shown in clinical studies to be effective in a variety of indications. TCC-EZ® is its gold-standard total contact casting system for diabetic foot ulcers. Other novel products introduced into the $14 billion global wound care market include XTRASORB® for better management of wound exudate, and BIOGUARD® for infection prevention.

For more information please visit www.dermasciences.com.

About Comvita

Comvita is an international natural health and beauty company committed to the development of innovative products, backed by credible scientific research. It is the global leader in Manuka (leptospermum) honey and fresh-picked Olive Leaf Extract, which are at the core of the Comvita product range. It has more than 35,000 beehives under contract and direct control with more than 5,000 producing specialist medical-grade Manuka honey. Comvita's Olive Leaf Extract is grown, harvested, extracted and bottled at the world's largest specialised olive leaf grove, with more than 580,000 olive trees. Comvita sells into more than 18 countries through a network of wholesale and third-party outlets and online, and has offices in New Zealand, Australia, Hong Kong, Japan, Taiwan, South Korea and the United Kingdom.

For more information please visit www.comvita.co.nz.

Forward-Looking Statements

Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release or that are otherwise made by or on behalf of the Company. Factors that may affect the Company's results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include but are not limited to, those discussed in the Company's filings with the U.S. Securities and Exchange Commission.

Contacts:

Derma Sciences, Inc.

Barry Wolfenson

Group President, Advanced Wound Care and Pharmaceutical Development

bwolfenson@dermasciences.com

(609) 514-4744

LHA

Kim Sutton Golodetz (kgolodetz@lhai.com)

(212) 838-3777

Or

Bruce Voss (bvoss@lhai.com)

(310) 691-7100

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